SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the CION Ares Diversified Credit Fund (the Fund) trustees, executive officers, and persons who own more than 10% of a registered class of the Funds equity securities, as well as the Funds investment advisers and certain of their officers and directors (the Section 16 Insiders), file reports of ownership and changes in ownership of securities of the Fund with the Securities and Exchange Commission. The Section 16 Insiders are required to furnish the Fund with copies of all forms they file pursuant to Section 16(a).

Based solely on a review of copies of these reports furnished to the Fund pursuant to Rule 16a-3(e), or written representations that no such reports were required, the Fund believes that its Section 16 Insiders met all such applicable SEC filing requirements for the Funds most recent fiscal year, except that CION Ares Management, LLC, the investment adviser to the Fund, did not timely file a Form 4 with respect to three transactions during the Funds most recently completed fiscal year.